Exhibit 99.4
PARTICIPATION AGREEMENT
     PARTICIPATION AGREEMENT (this “Agreement”) dated as of April 10, 2006 between LJH, LTD., a Texas limited partnership (the “Seller”), and OWL CREEK ASSET MANAGEMENT, L.P. (the “Participant”).
     1. Definitions.
          1.1. Capitalized terms used herein and not defined herein or in Schedule 1 or Schedule 2 shall have the respective meanings attributed thereto in the Credit Documents. In addition, as used herein, the following terms shall have the following respective meanings:
          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
          “Borrowers” has the meaning given to it in Schedule 1.
          “Business Day” means any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.
          “Credit Agreement” has the meaning given to it in Schedule 1.
          “Credit Documents” means the Credit Agreement and all guarantees, security agreements, pledge agreements, assignments, mortgages, deeds of trust, letters of credit, reimbursement agreements, blocked account agreements, control agreements, waivers, amendments, modifications, supplements and all agreements, instruments and other documents executed and delivered in connection therewith.
          “Closing Date” means April 10, 2006.
          “Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Parties from three federal funds brokers of recognized standing selected by the Parties. For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.
          “Future Loan” means each advance or loan outstanding on the Closing Date or hereafter made pursuant to the Specified Commitments.

          “Loans” means, collectively, (a) the Loans in the amounts specified in Schedule 1 and (b) the Future Loans, and includes in each case the notes (if any) evidencing such Loans issued under the Credit Agreement.
          “Obligors” means, collectively, the Borrowers and each guarantor, pledgor, collateral grantor, or other Person directly or indirectly obligated in respect of the Loans, including each of the Guarantors Party to the Credit Agreement.
          “Participant’s Account” has the meaning given to it in Schedule 2.
          “Participant’s Percentage” has the meaning given to it in Schedule 2.
          “Participant’s Share” means, with respect to any Loan or payment, an amount equal to the Participant’s Percentage of the principal amount of such Loan or the amount of such payment, as applicable.
          “Participation” has the meaning given to it in Section 2.
          “Party” means the Participant or the Seller, as applicable.
          “Person” means any individual, corporation, estate, trust, business trust, joint venture, association, partnership, limited liability company, government, government agency or political subdivision or other legal entity.
          “Purchase Price” has the meaning given to it in Schedule 2.
          “Specified Commitments” has the meaning given to it in Schedule 1.
          “Seller’s Account” has the meaning given to it in Schedule 2.
          “Shareholders Agreement” has the meaning specified in the Transaction Agreement.
          “Transaction Agreement” means the Transaction Agreement of even date herewith among LJH, Ltd., Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Fund, Ltd., Owl Creek Oversees Fund II, Ltd. and TAS Holding, Inc.
          1.2. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. This Agreement includes the Schedules attached hereto and any documents attached as exhibits to the Agreement. The Schedules attached hereto may supplement, change, or supersede other provisions of this Agreement; if there is any inconsistency between the provisions of said Schedules and the other provisions of this Agreement, said Schedules will prevail. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or any statute, law, order, rule or regulation shall be construed as referring to such agreement, instrument, other document, statute, law, order, rule or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement. Section, Schedule and other headings and captions are included solely for convenience of reference and are not intended to affect the interpretation of any provisions of this Agreement. This Agreement shall be deemed to have been jointly drafted and no provision of it shall be interpreted or construed for or against any Party because such Party purportedly prepared or requested such provision, any other provision or this Agreement as a whole.
     2. Sale of Participation. Subject to the terms and conditions set forth in this Agreement, the Seller hereby agrees to sell, and on the Closing Date does hereby sell, to the Participant, without recourse to or (except to the extent expressly provided herein) representation or warranty whatsoever by the Seller, and the Participant hereby agrees to acquire and assume, and on the Closing Date (or, with respect to Future Loans funded after the Closing Date, on such applicable subsequent date of funding any such Future Loans) does hereby acquire and assume, against payment by the Participant of an amount equal to the Purchase Price, a participation (the “Participation”) consisting of an undivided interest, to the extent of the Participant’s Percentage, in (i) each Loan heretofore made and set forth in Schedule 1, (ii) the Specified Commitments and each Future Loan and (iii) to the extent permitted to be transferred under applicable law, all claims, suits, causes of action and any other right of the Seller (in its capacity as a lender), whether known or unknown, against any Borrower, any other Obligor or any of their respective affiliates, agents, representatives, contractors, advisors or any other Person arising under or in connection with the Credit Documents or that is in any way based on or related to any of the foregoing or the loan transactions governed thereby, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and purchased pursuant to this Agreement.
     3. Conditions Precedent.
          3.1. The Participant’s obligations to pay the Purchase Price to the Seller and to acquire the Participation on the Closing Date shall be subject to the conditions that (a) the Seller’s representations and warranties in this Agreement shall have been true and correct on the Closing Date, (b) the Participant shall have received this Agreement duly executed on behalf of the Seller, and (c) the conditions precedent in Section 2.5 of the Transaction Agreement shall have been satisfied.
          3.2. The Seller’s obligation to sell, transfer, assign, grant, and convey the Participation to the Participant on the Closing Date shall be subject to the conditions that (a) the Participant’s representations and warranties in this Agreement shall have been true and correct on the Closing Date, (b) the Seller shall have received this Agreement duly executed on behalf of the Participant and (c) the Seller shall have received payment of the Purchase Price from the Participant.

     4. Payment in Respect of Future Loans. The Seller shall notify the Participant promptly of its receipt of each notice from the Borrowers (or any of them) requesting a Future Loan, specifying therein the amount and date of such Future Loan and the Participant’s Share of such Future Loan. Not later than 11:00 a.m. (New York City time) on the date so specified for such Future Loan the Participant shall pay to the Seller, by deposit into the Seller’s Account, the Participant’s Share of such Future Loan, in like currency and immediately available funds, without set-off, counterclaim or deduction of any kind.
     5. Payments to Participant. (a) Promptly upon receipt by the Seller of any payment of principal of or cash interest on any Loan, or any fee, in respect of the Loans or the Specified Commitments, the Seller shall remit to the Participant the Participant’s Share of such payment.
          (b) To the extent contemplated by the Credit Agreement, the Seller shall promptly remit to the Participant an amount equal to any payment received by the Seller on account of increased costs, break funding payments or expenses incurred by the Participant in connection with the Participation. In addition, so long as (i) the Participant has notified the Borrowers of the Participation and (ii) the Participant complies with its obligations under Section 9, the Seller shall promptly remit to the Participant an amount equal to any payment received by the Seller on account of taxes incurred by the Participant in connection with the Participation.
          (c) The Seller shall be entitled to deduct from payments to be made by it hereunder any overdue amount payable by the Participant to the Seller under this Agreement.
     6. Delivery of Documents and Information. (a) The Seller will furnish, or direct the Borrowers to furnish, to the Participant (i) a copy of each certificate, report and financial statement which the Seller shall receive from time to time pursuant to the Credit Agreement, and (ii) promptly after each request by the Participant, a copy of all other agreements, instruments and documents received by the Seller from time to time pursuant to the Credit Documents.
          (b) The Seller shall use reasonable efforts to make known to the Participant, as soon as practicable after actual knowledge thereof is acquired by the officer of the Seller primarily responsible for the Seller’s credit relationship with the Borrowers, (i) the existence of any material Event of Default under the Credit Agreement that arises after the Closing Date, and (ii) any material, nonpublic information in the possession of the Seller, which has a material effect on the creditworthiness of the Borrowers. Failure of the Seller to provide any such information referred to in the foregoing clauses (i) and (ii) shall not result in any liability to the Seller or excuse the Participant from the performance of any of its obligations hereunder.
     7. Representations and Warranties. Each Party represents and warrants to the other Party (as of the Closing Date) that:
          (a) such Party (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws and (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement;
          (b) such Party’s execution, delivery, and performance of this Agreement have not resulted, and will not result, in a breach of any provision of (i) such Party’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any governmental authority applicable to such Party, (iii) any judgment, injunction, decree or determination applicable to such Party or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other instrument by which such Party may be bound or to which any of the assets of such Party are subject; and
          (c) (i) this Agreement (A) has been duly and validly authorized, executed, and delivered by such Party and (B) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by the court’s discretion in relation to equitable remedies; and (ii) to such party’s knowledge, no notice to, registration with, consent or approval of, or any other action by, any relevant governmental authority or other Person is or will be required for such Party to execute, deliver, and perform its obligations under this Agreement.
     8. Non-Recourse; No Liability. (a) The Participation is acquired by the Participant without recourse to the Seller and for the Participant’s own account and risk. The Seller makes no representation or warranty, express or implied, and assumes no responsibility, with respect to the genuineness, authorization, execution, delivery, validity, legality, value, sufficiency, perfection, priority, enforceability or collectibility of any of the Credit Documents or any liens or security interests thereunder. The Seller assumes no responsibility for (i) any representation or warranty made by, or the accuracy, completeness, correctness or sufficiency of any information (or the validity, completeness or adequate disclosure of assumptions underlying any estimates, forecasts or projections contained in such information) provided directly or indirectly by, any Borrower, any other Obligor or any other Person, (ii) the performance or observance by any Borrower or any other Obligor of any of the provisions of the Credit Documents (whether on, before or after the Closing Date), (iii) the filing, recording, or taking of any action with respect to any of the Credit Documents, (iv) the financial condition of the Borrowers, any other Obligor or any other Person or (v) (except as otherwise expressly provided herein) any other matter whatsoever relating to the Borrowers, any other Obligor, any other Person, the Loans or the Participation.
          (b) The Participant represents to and agrees with the Seller that the Participant is a sophisticated buyer and has made, independently and without reliance on the Seller, its own analysis of the Borrowers, the other Obligors and the Credit Documents for the purpose of acquiring the Participation, and it has received such additional documents and information (including any syndicate confidential information) as it has deemed necessary for such purpose, and it shall continue to make its own decisions with respect to the Participation without such reliance.
          (c) The Participant agrees that the Seller may (subject to the limitations set forth in the next succeeding paragraph), in its sole discretion, exercise or refrain from exercising any right, or take or refrain from taking any action, which the Seller may be entitled to take or assert under any of the Credit Documents and, without limiting the generality of the foregoing, the Seller may take legal action to enforce the Participant’s or the Seller’s interests with respect to any Loan or any of the Credit Documents.

          (d) The Participant agrees that the Seller may, in its sole discretion, without prior notice to the Participant, agree to the modification, amendment or waiver of any of the terms of any of the Credit Documents, provided that the Seller shall not, without the Participant’s prior written consent (which consent shall not be unreasonably withheld with respect to clause (v) below), agree to any such modification, amendment or waiver that would (i) reduce the principal amount of or rate of interest on the Loans or any fee payable under the Credit Agreement, (ii) increase or commit to increase the aggregate principal amount of the Loans to the Borrowers, except as otherwise provided with respect to Future Loans, (iii) postpone any date fixed for any payment of principal of or interest on the Loans or any fee payable under the Credit Agreement, (iv) postpone any date fixed for any payment of principal or interest on the Loans or any fee payable under the Credit Agreement, (v) convert, in whole or in part, the Borrowers’ indebtedness under the Credit Documents to any equity security of the Borrowers; provided, however, that the Seller may without the consent of the Participant, exchange the principal amount of Term Loan C for common stock of TIMCO and upon such event the Participant shall receive a portion of such common stock equal to its Participation Percentage, or (vi) release any guaranty or material collateral except as otherwise contemplated by the Credit Documents.
          (e) The Seller shall have no liability or responsibility to the Participant except as expressly provided herein and except for its own gross negligence or willful misconduct, and, except to such extent, the Seller shall have no responsibility to the Participant for the failure by the Seller to make any Future Loan or other extension of credit to the Borrowers or the failure by the Seller to comply with any of the Seller’s other obligations to the Borrowers under the Credit Agreement or otherwise. In administering the Participation, the Seller may consult with legal counsel (including counsel for the Borrowers), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in reliance on the advice of any such Person.
          (f) The Participant acknowledges that the Seller and its affiliates may have lending, trust or other fiduciary relationships and/or other business relationships, including extensions of credit and advisory arrangements with the Borrowers, the other Obligors and their respective affiliates in addition to the Loans, the Specified Commitments and the Participation.
     9. Sharing Expenses; Indemnity. (a) The Participant shall reimburse the Seller, ratably to the extent of the Participant’s Percentage, for any and all costs, expenses, and disbursements, including legal fees, which may be incurred or made by the Seller in connection with the administration of the Credit Documents or any action that may be taken by the Seller to collect the principal of or interest on the Loans in which the Participant is participating or for the preservation or enforcement of any rights conferred by any of the Credit Documents for which the Seller is not reimbursed at any time by or on behalf of the Borrowers. If Seller recovers any amounts for which it has been previously reimbursed by the Participant hereunder, the Seller shall promptly distribute to the Participant its pro rata share thereof.
          (b) If the Seller makes a payment to the Participant in respect of an amount that the Seller expects to receive under the Credit Documents, but such amount is not so received, the Participant shall, on demand from the Seller, repay to the Seller its pro rata share of the amount not received, together with interest thereon at the Federal Funds Rate. In the event that, after the Seller has made any payment to the Participant hereunder, any such payment or application is rescinded or must otherwise be returned or paid over by the Seller for any reason, the Participant shall, upon notice from the Seller, forthwith pay to the Seller the Participant’s Share of such amount so returned or paid over, together with its share of any interest or penalties payable with respect thereto.
          (c) The Participant agrees to indemnify the Seller for Participant’s Percentage of any and all losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses (including fees and expenses of counsel) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Seller in any way relating to or arising out of the Loans, any Credit Document or any other document, instrument or agreement executed or delivered in connection with the Loans or the transactions contemplated thereby or the administration or enforcement of any of the Credit Documents; provided that the Participant shall not have liability under this indemnity to the extent any of the foregoing arise from the Seller’s gross negligence or willful misconduct.
     10. Taxes. If the Participant is not created or organized under the laws of the United States of America or any state thereof (a “Non-U.S. Participant”), it represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and shall furnish to the Seller such forms, certifications, statements and other documents as the Seller may request from time to time to evidence the Participant’s exemption from the withholding of any tax imposed by any jurisdiction or to enable the Seller to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if the Participant is a Non-U.S. Participant, in the event that the payment of interest by any Borrower under the Credit Agreement is treated for United States income tax purposes as derived in whole or in part from sources within the United States of America, the Participant shall furnish to the Seller such forms, certifications, statements or documents as the Seller may reasonably request, duly executed and completed by the Participant as evidence of the Participant’s exemption from the withholding of United States tax with respect thereto. The Seller shall not be obligated to make any payments hereunder to any Non-U.S. Participant in respect of any Loan, until such Non-U.S. Participant shall have furnished to the Seller the requested form, certification, statement or document. In the event that the Non-U.S. Participant is subject to United States withholding taxes and any Borrower or the Seller is held liable for such withholding taxes, such Non-U.S. Participant agrees to promptly reimburse the Seller for any such amount.
     11. Payments. All payments by the Seller to the Participant hereunder shall be made to the Participant’s Account in like funds and currency as received by the Seller, without set-off, counterclaim or deduction of any kind. If the applicable payment is received by the Seller not later than 12:00 noon (New York City time) on any day, the corresponding payment shall be made to the Participant not later than 5:00 p.m. (New York City time) on such day, and otherwise not later than 5:00 p.m. (New York City time) on the immediately succeeding Business Day.
     12. Nature of Interest. The Participant shall not, by reason of this Agreement and the transactions contemplated hereby, be deemed to have an interest in any property taken as security for the Loans or any other extension of credit by the Seller, or in any property now or hereafter in the Seller’s possession or control (other than an undivided participation interest hereunder in the Participant’s Share of the Loans), or in any deposit held or other indebtedness owing by it which may be or become security for the Loans, or by reason of the general description contained in any general loan or collateral agreement, or by reason of any right of setoff, counterclaim, banker’s lien or otherwise; provided that if any such property, deposit, indebtedness or any proceeds thereof shall be applied by the Seller to the payment of any amount in which the Participant has an interest hereunder, then the Participant shall be entitled to receive from the Seller an amount equal to its pro rata share thereof as provided herein.
     13. Set-off. To the extent contemplated by the Credit Agreement and permitted by law, the Participant shall be entitled to the benefits of any provisions in the Credit Agreement providing for rights of set-off against the Borrowers as though the Participant were a Lender.
     14. Miscellaneous.
          (a) Entire Agreement; Amendments; Exercise of Rights. This Agreement, the Shareholders’ Agreement, the Transaction Agreement and the other material agreements executed and delivered pursuant to the Transaction Agreement constitute the entire agreement of the Parties with respect to the respective subject matters hereof and supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and finally integrated into this Agreement. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties and no waiver of any provision of this Agreement, nor consent to any departure by either Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of a Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver hereof by such Party, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of each Party provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth in this Agreement) and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights under any other related document against the other Party or any other Person.
          (b) Survival; Successors and Assigns. All representations, warranties, covenants, indemnities and other provisions made by the Parties shall be considered to have been relied upon by the Parties, shall be true and correct in all material respects as of the Closing Date, and shall survive the execution, delivery, and performance of this Agreement. This Agreement, including the representations, warranties, covenants and indemnities contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns. Without prejudice to any restrictions or limitations in the Credit Agreement, the Participation and Seller’s interests in the Loans may be sold, pledged, assigned, subparticipated, or otherwise transferred only with the Seller’s or Participant’s, as the case may be, prior written consent, which consent shall not be unreasonably withheld, provided, however, that no such consent shall be required for a sale, transfer, subparticipation or assignment to an Affiliate of the Participant of the Seller.

          (c) Further Assurances. Each Party agrees (i) to execute and deliver, or to cause to be executed and delivered, all such instruments and (ii) to take all such actions as the other Party may reasonably request to effectuate the intent and purposes, and to carry out the terms, of this Agreement, including the procurement of any third-party consents.
          (d) Disclosure. Each Party agrees that, without the prior written consent of the other Party, it shall not disclose the contents of this Agreement to any Person, except that any Party may make any such disclosure (a) as required to implement or enforce this Agreement, (b) if required to do so by any law, court, or regulation, (c) to any governmental authority or self-regulatory entity having or asserting jurisdiction over it, (d) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring a liability to any other Person, (e) to its professional advisors and auditors, (f) to its Affiliates, or (g) as set forth in the immediately succeeding sentence. The Participant may disclose the contents of this Agreement to any proposed transferee, assignee, subparticipant or other Person proposing to enter into contractual relations with the Participant in respect of the Participation or any part of it. The Participant agrees to comply with the requirements of the Credit Documents regarding confidentiality.
          (e) Parties’ Other Relationships. Each Party and any of its affiliates may engage in any kind of lawful business or relationship with the Borrowers, any other Obligor or any of their respective affiliates without liability to the other Party or any obligation to disclose such business or relationship to the other Party.
          (f) Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
          (g) Relationship Between the Seller and the Participant. The relationship between the Seller and the Participant shall be that of seller and buyer. Neither Party is a trustee or agent for the other Party, nor does either Party have fiduciary obligations to the other Party. This Agreement shall not be construed to create a partnership or joint venture between the Parties.
          (h) Severability. The illegality, invalidity, or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.
          (i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
          (j) Waiver of Trial by Jury. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE (J).
          (k) Jurisdiction. Each Party irrevocably and unconditionally submits to and accepts the nonexclusive jurisdiction of any New York State or United States Federal court sitting in New York County for any action, suit, or proceeding arising out of or based upon this Agreement or any matter relating to it, and waives any objection that it may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over it. The Parties irrevocably agree that, should either Party institute any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise) in relation to this Agreement, no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from such action or proceeding shall be claimed by it or on its behalf, any such immunity being hereby irrevocably waived, and each Party irrevocably agrees that it and its assets are, and shall be, subject to such legal action or proceeding in respect of its obligations under this Agreement.
          (l) Subrogation. To the extent that the Participant enforces any claim for indemnification or other claim or remedy against the Seller under this Agreement and receives payment or another remedy from the Seller in respect of such claim or remedy, the Parties agree that to the extent permitted by law and the Credit Documents, without the need for further action on the part of either Party, the Seller shall be subrogated to the rights of the Participant against any other Person with respect to such claim or remedy to the extent of such payment or other remedy.
          (m) Expenses. Each Party agrees to bear its own expenses in connection with this Agreement.
          (n) Interest. If either Party fails to pay any amount (including interest, to the fullest extent permitted by applicable law) payable by it hereunder when due, then interest shall accrue and be payable immediately upon demand on such unpaid amount at a per annum rate equal to the Federal Funds Rate from and including the date on which such amount became due to but excluding the date the same is paid in full.
          (o) Notices. All communications between the Parties or notices or other information sent under this Agreement shall be in writing, hand delivered or sent by overnight courier or telecopier, addressed to the relevant Party at its address or facsimile number specified in Schedule 1 or at such other address or facsimile number as such Party may request in writing. All such communications and notices shall be effective upon receipt.

          (p) Documents. The Seller shall furnish to the Participant copies of the Credit Documents and, as and when available to the Seller (without prejudice to Section 8(d)), a copy of each amendment, consent or waiver in connection with the Credit Documents. The Participant agrees that it shall maintain the confidentiality of any such documents to the extent required in the Credit Documents and to the same extent as if it were a party to the Credit Documents and shall, upon the Seller’s request, provide to the Seller a confidentiality undertaking to such effect in accordance with the terms of the Credit Documents prior to the delivery thereof.
[Signatures Begin on Next Page]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first above stated.

SELLER

LJH, LTD.

By DLH Management, LLC, its general partner

By:
Lacy Harber, President

PARTICIPANT OWL CREEK ASSET MANAGEMENT, LP

By:
Name:

Title:

SCHEDULE 1
CREDIT AGREEMENT
“Borrowers” means the collective reference to Aircraft Interior Design, Inc., a Florida corporation, Brice Manufacturing Company, Inc., a California corporation, TIMCO Aviation Services, Inc., a Delaware corporation, TIMCO Engine Center, Inc., a Delaware corporation, TIMCO Engineered Systems, Inc., a Delaware corporation, and Triad International Maintenance Corporation, a Delaware corporation.
“Credit Agreement” means the Amended and Restated Financing Agreement dated as of April 8, 2005, among LJH, Ltd. (as the assignee of Fortress Credit Opportunities I LP, which was the assignee of Monroe Capital Advisors LLC), as lender, the Borrowers, and the Guarantors named therein, as amended, restated, supplemented or otherwise modified from time to time.
“Term C Loan” means a term loan in the principal amount of $6,000,000 to be funded after the Closing Date pursuant to the Credit Agreement.
“TIMCO” means TIMCO Aviation Services, Inc., a Delaware corporation.
“The Loans” means the Term Loan A-1 in the outstanding principal amount of $8,158,314.57 and the Term Loan A-2 in the original principal amount of $7,138,507.47.
“Specified Commitments” means, at any time, (a) the commitment to fund the Term Loan B Line in the principal amount of $3,000,000, and (b) the commitment to fund the Term Loan C in the principal amount of $6,000,000, in each case as specified in the Credit Agreement.

SCHEDULE 2
THE PARTICIPATION
“Closing Date” means April 10, 2006.
“Participant’s Account” means the account of Owl Creek Asset Management, L.P. at Morgan Stanley in New York.
“Participant’s Percentage” means 19.48%.
“Purchase Price” of the Loans means $3,567,422.09
“Seller’s Account” means the account of LJH, Ltd. at The American Bank of Texas, Sherman, Texas.
Participant’s Address for Notices and Delivery
Owl Creek Asset Management, L.P.
640 Fifth Avenue, 20th Floor
New York, New York 10022
Attention: Mr. Daniel Sapadin
Facsimile: (212) 753-2760
Seller’s Address for Notices and Delivery
LJH, Ltd.
377 Neva Lane
Denison, Texas 75020
Attention: Mr. Lacy Harber
Facsimile: (903) 465-6514